UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 11, 2012 (April 6, 2012)

Good Times Restaurants Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-18590	84-1133368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Corporate Circle, Golden, Colorado 80401
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 384-1400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 6, 2012, Good Times Restaurants Inc. (the "Company") entered into a financial advisory services agreement (the "Agreement") with Heathcote Capital LLC ("Heathcote"), pursuant to which Heathcote will provide the Company with exclusive financial advisory services in connection with a possible strategic transaction (the "Transaction").  The services to be provided by Heathcote may involve identifying and contacting potential acquisition targets and/or sources of financing for the Company, advising and assisting the Company in evaluating various structures and forms of any Transaction, assisting in the preparation of proposals and evaluation of offers, and assisting the Company in negotiating the financial aspects of the Transaction.

While the Agreement provides that Heathcote is being engaged by the Company as an advisor to the Company to explore strategic options, Heathcote understands that the Board of Directors of the Company may appoint a special committee to consider certain of such options on behalf of the shareholders of the Company.  Heathcote agrees that its services shall include communicating with any such special committee as it may reasonable request and, if directed by such committee, Heathcote shall hold such communications in confidence.

Gary J. Heller, a member of the Company's Board of Directors, is the principal of Heathcote.  Accordingly, the Agreement constitutes a related party transaction and was reviewed and approved by the Audit Committee of the Company's Board of Directors.  Mr. Heller did not participate in the Audit Committee's consideration of the Agreement and abstained from the committee's vote to approve the Agreement.  Concurrently with the Company's engagement of Heathcote, Mr. Heller has resigned as a member of the Audit Committee and as Chairman of the Compensation Committee.  Mr. Heller will continue to serve on the Company's Board of Directors.

Mr. Heller has extensive experience as an investment banker, including having served as a Managing Director of FTI Capital Advisors, LLC (2002-2006) and a Director of Andersen Corporate Finance LLC (1999-2002).  Mr. Heller holds a BA in Economics from the University of Pennsylvania and an MBA in Finance from New York University.

The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

            On April 9, 2012, the Board of Directors of the Company elected Alan Teran as a director of the Company, effective April 10, 2012, to fill the vacancy on the Board of Directors created by the resignation of former director John Morgan on August 10, 2011.  Mr. Teran was designated by Small Island Investments Limited ("SII") pursuant to the terms of the Securities Purchase Agreement dated October 29, 2010 between the Company and SII, which provides that as long as SII continues to own at least 50% of our outstanding common stock, it has the right to designate four members of the Company's Board of Directors.

Mr. Teran is a principal in multiple private restaurants and previously served on the Company's Board of Directors from 1994 to 2010.  Additionally, Mr. Teran has been a director of Morton's of Chicago from 1993 until its sale in 2011.  He served as president of Cork & Cleaver from 1975 to 1981 and also previously served as a director for Boulder Valley National Bank and Charlie Brown's Restaurants. He was one of the first franchisees of Le Peep Restaurants.  Mr. Teran graduated from the University of Akron in 1968 with a degree in business.

            As discussed in Item 1.01, Gary J. Heller has resigned as a member of the Audit Committee and as Chairman of the Compensation Committee, though he continues to serve on the Company's Board of Directors.  Effective April 9, 2012, Mr. Teran has been appointed as a member of the Audit Committee and as the Chairman of the Compensation Committee, to succeed Mr. Heller in both capacities.

            Mr. Teran will be compensated in accordance with the Company's standard compensation policies and practices for its Board of Directors as follows:  $500 for each Board of Directors meeting attended and $100 for each Audit Committee or Compensation Committee attended (however, where both Audit Committee and Compensation Committee meetings are held at the same gathering only $100 is paid to directors attending both committee meetings) and participation in non-qualified.  For a more detailed discussion of the Company's compensation policies for directors, please see the Company's proxy statement dated August 29, 2011.

On April 10, 2012, the Company issued a press release announcing the election of Mr. Teran to its Board of Directors.  A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d)       Exhibits.  The following exhibits are filed as part of this report:

Exhibit Number	Description

10.1	Financial Advisory Services Agreement between the Company and Heathcote Capital, LLC.

99.1	Company Press Release dated May 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

Date: April 11, 2012	/s/ Boyd E. Hoback_________________
Boyd E. Hoback
President and Chief Executive Officer